EXHIBIT 99.1

Company Contacts:
Brian Mower	Betsy Truax
CFO	Investor Relations Consultant
(801) 975-1191	(208) 241-3704
www.iomed.com	info@iomed.com

IOMED Reports Second Quarter Fiscal 2007 Results

Company Posts Net Loss Amid Lower Unit Sales, Higher Litigation and Product Development Costs

Salt Lake City, UT (February 1, 2007) – IOMED, Inc. (AMEX:IOX) today reported financial results for the second quarter of fiscal 2007, which ended December 31, 2006. Second quarter results were adversely affected by lower unit sales, high legal defense costs and increased product development costs associated with new commercial products, scheduled to be released in fiscal 2007.

Second Quarter Results

For the quarter ended December 31, 2006, sales were $2,054,000 compared with $2,710,000 a year ago. The decreased sales were primarily due to reduced unit sales volume stemming from the loss of Compex Technologies, Inc., which was acquired by IOMED’s largest competitor, as a distributor. The decreased volume was partially offset by higher average selling prices during the quarter. Gross margin for the second quarter of fiscal 2007 was 58% versus 59% a year ago.

Total operating expenses of $1,968,000 increased 37% from the prior-year quarter. Selling, general and administrative costs included $606,000 of legal defense costs incurred in connection with the Company’s successful defense in a two-week jury trial related to the EEMSO litigation. Litigation costs in the comparable quarter in fiscal 2006 were $85,000. Research and development costs increased 46% from last year due to outside contract services related to the development of new products, scheduled to be released in fiscal 2007.

IOMED reported a net loss of $676,000, or $0.09 per basic and diluted share, for the second quarter of fiscal 2007 compared with net income of $244,000, or $0.03 per diluted share, for the second quarter of fiscal 2006.

Six-Month Results

For the first half of fiscal 2007, IOMED reported sales of $4,565,000, primarily reflecting lost volume from Compex although average selling prices were slightly higher during the period. As a result, gross margin fell one percentage point during the period to 59%. The net loss for the first six months of fiscal 2007 was $626,000, or $0.08 per basic and diluted share. Included in the net loss was $813,000 of litigation expenses, a 40% increase in R&D expenses due to new product development and $47,000 in non-cash charges related to compensation expense associated with stock options.

IOMED reported negative operating cash flow of $499,000 for the six months ended December 31, 2006, due primarily to the impact of lower unit sales volume and the litigation expenses. IOMED has reported positive operating cash flow for 11 of the last 13 consecutive quarters. At

December 31, 2006, IOMED had $7.8 million of cash and cash equivalents, $8.8 million of working capital, $160,000 of long-term debt, and $10.2 million of total equity.

Management Comments

Robert J. Lollini, President and CEO, said,  “As previously disclosed, the costs of our successful legal defense in the two-week jury trial in the EEMSO case had a significant impact on second quarter results, negatively affecting cash flow and earnings. We also noted that the loss of Compex as a distributor would have the greatest impact on sales in the first half of fiscal 2007, as Compex continued to sell-off its inventory of IOMED products. As anticipated, these occurrences resulted in a considerable decline in product sales and a net loss for the second fiscal quarter.

“We continue to compete aggressively to both maintain and recapture revenues previously generated through Compex. In addition, the favorable jury verdict in the EEMSO case and the plaintiff’s decision not to appeal the verdict put an end to our ongoing intellectual property litigation issues. Product development costs should decline as we complete the development phase and enter the commercialization phase for our new products. The release of new products later this year should facilitate increased sales.

“The second quarter was one of the toughest in our recent history. We believe that with the intellectual property litigation resolved and the pending release of exciting new commercial products, we are positioned to enhance our future profitability,” concluded Mr. Lollini.

Strategic Assessment Update

IOMED also announced today the conclusion of its engagement with Seven Hills Partners LLC. The Company retained Seven Hills in September 2005 to act as its financial advisor to explore various strategic alternatives for the Company intended to maximize shareholder value. During that process, the Company received indications of interest from numerous parties with respect to individual assets owned by the Company as well as potential sale and merger transactions for the entire Company. Mr. Lollini said, “After an exhaustive evaluation of various alternatives, the Board of Directors has concluded that none of the proposals adequately reflected the value of the Company. IOMED will continue to consider strategic opportunities as they may arise.  Additionally, we will continue to focus our efforts on improving the performance of our commercial business and, pursuant to a significant increase in interest from prospective collaborative partners, on business development activities for our drug delivery technology for both transdermal and ophthalmic applications.”

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMEX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

--TABLES FOLLOW--

INCOME STATEMENTS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Product sales	$2,054,000	$2,710,000	$4,565,000	$5,538,000
Cost of products sold	872,000	1,106,000	1,894,000	2,217,000
Gross profit	1,182,000	1,604,000	2,671,000	3,321,000

Operating costs and expenses:
Selling, general and administrative	1,618,000	1,192,000	2,865,000	2,459,000
Research and product development	350,000	240,000	648,000	463,000
Total operating costs and expenses	1,968,000	1,432,000	3,513,000	2,922,000

Operating income (loss)	(786,000)	172,000	(842,000)	399,000

Other income (expense):
Interest expense	(7,000)	(21,000)	(25,000)	(44,000)
Interest and other income, net	117,000	93,000	241,000	177,000

Net income (loss)	$(676,000)	$244,000	$(626,000)	$532,000

Income (loss) per share:
Basic	$(0.09)	$0.03	$(0.08)	$0.07
Diluted	$(0.09)	$0.03	$(0.08)	$0.07

Shares used in the computation of income (loss) per share:
Basic	7,601,000	7,226,000	7,601,000	7,129,000
Diluted	7,601,000	7,978,000	7,601,000	7,839,000

CONDENSED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(unaudited)	(audited)
Cash and cash equivalents	$7,791,000	$8,426,000
Working capital, net	$8,795,000	$9,418,000
Restricted cash	$112,000	$275,000
Total assets	$11,609,000	$12,673,000
Long-term obligations	$160,000	$393,000
Accumulated deficit	$(31,758,000)	$(31,132,000)
Shareholders’ equity	$10,248,000	$10,816,000

STATEMENTS OF CASH FLOWS

	Six Months Ended
	December 31,
	2006	2005
	(unaudited)
Cash flows from operating activities
Net income (loss)	$(626,000)	$532,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	108,000	198,000
Other non-cash charges	47,000	81,000
Changes in operating assets and liabilities:
Accounts receivable	217,000	136,000
Inventories	(3,000)	17,000
Prepaid expenses	37,000	21,000
Trade accounts payable	(120,000)	62,000
Other accrued liabilities	(159,000)	(438,000)
Net cash provided by (used in) operating activities	(499,000)	609,000

Cash flows from investing activities
Purchases of equipment and furniture	(92,000)	(17,000)

Cash flows from financing activities
Change in restricted cash balance	163,000	152,000
Proceeds from issuance of common shares	11,000	164,000
Payments on long-term obligations	(218,000)	(278,000)
Net cash provided by (used in) financing activities	(44,000)	38,000

Net increase (decrease) in cash and cash equivalents	(635,000)	630,000

Cash and cash equivalents at beginning of period	8,426,000	8,293,000

Cash and cash equivalents at end of period	$7,791,000	$8,923,000

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